Exhibit 28(m)

DOUBLELINE FUNDS TRUST

FORM OF CLASS N SHARES

DISTRIBUTION PLAN

WHEREAS, DoubleLine Funds Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), has issued shares of beneficial interest in separate series (each, a “Fund” and collectively, the “Funds”), with each Fund representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust has designated a class of shares of each Fund the Class N shares (the “Class N shares”) pursuant to the terms of the constituent documents of the Trust and a plan adopted by the Trust pursuant to Rule 18f-3 under the 1940 Act;

WHEREAS, the Trust desires to adopt a Distribution Plan (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act on behalf of the Class N shares of each Fund; and

WHEREAS, the Board of Trustees of the Trust (the “Board”), including a majority of the Qualified Trustees (as defined herein), has determined that there is a reasonable likelihood that the Plan will benefit the Trust, each Fund and its shareholders.

NOW, THEREFORE, the Trust hereby adopts this Plan on behalf of each Fund on the following terms and conditions:

1. The Trust, on behalf of the Class N shares of each Fund, may pay to the principal underwriter of the Funds (the “Distributor”), as compensation for distribution and related services that are primarily intended to result in the sale of Class N shares, or the reimbursement for expenses incurred in connection with distribution and related services that are primarily intended to result in the sale of Class N shares, a fee at an annual rate of 0.25% of the average daily net assets of each Fund attributable to the Class N shares. Such fee will be accrued daily and paid monthly.

2. The Trust or the Distributor may enter into selected dealer agreements with one or more selling agents under which such selling agents may receive compensation for distribution and related services that are primarily intended to result in the sale of Class N shares, including, but not limited to, payments to such agents based on the average daily net assets of the Class N shares attributable to them. Such fees may be paid directly by the Trust, on behalf of the Class N shares of the Funds, or by the Distributor out of the fees received from the Trust pursuant to the Plan. The Distributor may retain any portion of the amount payable hereunder to compensate it for distribution-related services provided by it or to reimburse it for other distribution-related services.

3. The distribution and related services which the Distributor and the selling agents may provide in exchange for the fee payable under the Plan may include, but are not limited to, the following functions: providing facilities to answer questions from prospective investors about the Funds; receiving and answering correspondence, including requests for prospectuses and statements of additional information; preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; complying with federal and state securities laws pertaining to the sale of Class N shares; and assisting investors in completing application forms and selecting dividend and other account options. In addition, the Distributor or the selling agents may provide their endorsement of the Class N shares of a Fund to their clients, members or customers as an inducement to invest in the Funds.

4. Unless otherwise permitted by applicable law, the Plan shall not take effect if adopted after any public offering of the Class N shares of the Fund or the sale of such securities to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust or affiliated persons of such promoters until it has been approved by a vote of at least a majority of the outstanding voting securities of Class N of that Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a Fund if a majority of the outstanding voting securities of the Class N of the Fund votes for the approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of Class N of any other Fund.

5. The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Qualified Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and/or such related agreements.

6. The Plan shall continue in effect from its date of execution or adoption so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 5.

7. Any person authorized to direct the disposition of monies paid or payable by Class N pursuant to the Plan or any related agreement shall provide to the Trust’s Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8. The Plan may be terminated at any time with respect to a Fund by vote of the majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Class N of that Fund.

9. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding securities of Class N of a Fund, on not more than sixty (60) days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

10. The Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that (a) any amendment to increase materially the costs which the Class N shares may bear for distribution pursuant to the Plan shall be effective only by a vote of a majority of the outstanding voting securities of the Class N of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in Paragraph 5 hereof.

11. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

12. To the extent any payment made by the Funds, directly or through the Distributor, for shareholder support and/or administrative services, are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares within the context of Rule 12b-1 under the 1940 Act, such payment shall be deemed to have been approved pursuant to this Plan. Notwithstanding anything herein to the contrary, the Funds shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under NASD Rule 2830 (or any successor rules adopted or amended by the Financial Industry Regulatory Authority).

13. The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to Paragraph 9 hereof, for a period of not less than six years from the date of the Plan, such agreement or report, as the case may be, the first two years of which shall be in an easily accessible place.

14. The provisions of the Plan are severable for each Class N of each Fund, and whenever any action is to be taken with respect to the Plan, such action shall be taken separately for each such Class N affected.

15. As used in the Plan, the terms “assignment,” “interested person” and “vote of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemption or interpretation as may be provided by the Securities and Exchange Commission or the staff thereof.

IN WITNESS WHEREOF, the Trust has adopted this Distribution Plan effective as of the          day of             , 2010.

DOUBLELINE FUNDS TRUST

By:
Name:
Title: